Exhibit 10.1

April 29, 2017

Robert Zoellick
[ADDRESS]
[ADDRESS]

Re: Service as Non-Executive Chairman
Dear Mr. Zoellick:

We are pleased you have agreed to serve as the Non-Executive Chairman of the Board of Directors (the “Non-Executive Chairman”) of AllianceBernstein Corporation (the “Company”). This letter sets forth our understanding of certain key terms related to your service.

Term
Your term of service as Non-Executive Chairman will commence on April 29, 2017 (the “Commencement Date”) and will continue until the first anniversary of that date (the “Term”). The Term shall automatically extend for an additional year upon the first anniversary of the Commencement Date and each anniversary thereafter, unless either you or the Company (each a “Party”) provides the other with at least 30 days’ written notice prior to the applicable anniversary of the Party’s intention not to extend the Term.

Notwithstanding the foregoing, your service as Non-Executive Chairman may be terminated at any time during the Term by the shareholder in accordance with the Company’s governing documents and applicable law. If the shareholder should terminate your service during the Term other than for cause (i.e., willful misconduct, gross negligence or similar circumstances) you will continue to receive the compensation described below until the next anniversary of the Commencement Date.

Duties
During the Term, you will serve as Non-Executive Chairman in a manner consistent with applicable legal and corporate governance standards including, but not limited to: (a) regularly attending and presiding at Board meetings, (b) serving on committees of the Board as appropriate and (c) providing strategic advice to the Chief Executive Officer of the Company on various aspects of the business.

Commitment
During the Term, you will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to the Non-Executive Chairman and serve the Company faithfully and to the best of your ability.

Compensation
In or about the month of May during each calendar year of the Term, you will receive an annual equity-based grant under an equity compensation plan with a grant date fair value equal to $425,000. In addition, you will receive cash compensation at an annual rate of $425,000 during the Term, which will be in lieu of and not in addition to any cash directors’ fees and other compensation paid to other non-employee members of the Board of Directors of the Company. Your cash compensation will be paid quarterly after each quarter during which you serve as Non-Executive Chairman.

Other Terms and Conditions
Except as provided above, your service as Non-Executive Chairman will be subject to the same terms and conditions as the service of all other non-employee directors as well as all applicable Company policies and programs.

If you agree that this letter correctly sets forth our understanding regarding your service as Non-Executive Chairman, please indicate your agreement by signing both copies of this letter where indicated, returning one copy to me and keeping the other copy for your records.
Sincerely,
ALLIANCEBERNSTEIN CORPORATION
on its own behalf and as General Partner on behalf of AllianceBernstein Holding L.P.

By:	/s/ Denis Duverne Denis Duverne Director

AGREED AND ACCEPTED:

/s/ Robert Zoellick______________________
Robert Zoellick

April 29, 2017________________________
Date